For Immediate Release:

TAXMASTERS, INC. PRESIDENT PATRICK COX JOINS U.S. TROOPS IN IRAQ

HOUSTON, TX – April 30, 2010— TaxMasters, Inc. (OTC Bulletin Board: TAXS), the nation’s first publicly traded tax resolution firm, today announced that the company’s President and Founder, Patrick Cox, has joined the Rick Trevino Vamos a Honky Tonk Tour sponsored by Armed Forces Entertainment, visiting and entertaining U.S. troops serving the country in Iraq. TaxMasters will also provide partial sponsorship of the tour that is boosting moral of service men and women stationed far from their friends and family.

For Cox and TaxMasters, the commitment and sacrifice of United States military service members and their families hits close to home. TaxMasters’ General Counsel, Fred Hackett, serves as a Major stationed in Iraq with the 36th Sustainment Brigade.

“Fred’s commitment to serving our nation overseas as a member of the military is a point of pride for everyone at TaxMasters,” says Cox. “When we were presented with the opportunity to help sponsor Rick Trevino’s morale boosting work for our troops, we jumped at the chance. I’m excited to have the opportunity to thank our troops personally and visit with Fred as well.”

Cox and TaxMasters have a long track record of support for military service members and their families. In March 2010, TaxMasters received the Pro Patria Award, presented to employers who have exercised leadership and implemented exceptional personnel policies that accommodate employees who serve in the National Guard and Reserve.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMaster’s blog at http://www.txmstr.com/blog/

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x2061	610.228.2113

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